Exhibit 10.2

GENZYME CORPORATION

2004 EQUITY INCENTIVE PLAN

1.              PURPOSE

The 2004 Equity Incentive Plan (the “Plan”) has been established to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain key employees and consultants of the Company and its Affiliates upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend.  The Plan is intended to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.  Certain capitalized terms used herein and certain operating rules related thereto are defined and set forth in Section 10 below.

The Plan provides for the grant of Stock Options, including ISOs and NSOs, Restricted Stock, and Restricted Stock Units (each an “Award”).

The Plan shall become effective upon shareholder approval (the “Effective Date”) and unless earlier terminated pursuant to Section 8, shall terminate ten years from the Effective Date.  After the Plan is terminated, no new Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions applicable thereto.

The Plan constitutes a merger and restatement of the Company’s 1997 Equity Incentive Plan (the “Prior Plan”) and supersedes the Prior Plan, the separate existence of which shall terminate on the Effective Date.  The rights and privileges of holders of Awards outstanding under the Prior Plan shall not be adversely affected by the foregoing action.

2.              ADMINISTRATION

The Compensation Committee shall be the Administrator of the Plan except as hereinafter provided.  The Compensation Committee may delegate to one or more of its members such of its duties, powers and responsibilities as it may determine.  To the extent determined by the Compensation Committee and permitted by applicable law, the Compensation Committee may also (i) delegate to one or more executive officers of the Company the power to grant Awards to, or allocate Awards among, Participants who are not Reporting Persons or Covered Employees and to make such determinations under the Plan with respect thereto as the Compensation Committee determines; and (ii) authorize any such executive officer to further delegate to an Employee or another executive officer temporary authority to grant or allocate Awards when the executive officer is unavailable.  The Compensation Committee may also delegate to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  In the event of any delegation described in this paragraph, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; select the Participants to receive Awards and determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan.  The terms of each Award grant need not be identical, and the Administrator need not treat Participants uniformly.  Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Administrator at the time of grant or at any time thereafter.  In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception.  Determinations made by the

Administrator shall be final and binding upon Participants, the Company, and all other interested parties.

3.              STOCK AVAILABLE FOR GRANT; LIMITS

(a)  Number of Shares.  Subject to adjustment as provided under Section 6, the maximum number of shares available for issuance to Participants under the Plan shall be 39,600,000 shares.  Subject to such overall maximum, up to 39,600,000 shares of Stock may be issued upon the exercise of ISOs; up to 39,600,000 shares of Stock may be issued upon exercise of NSOs; and up to 3,200,000 shares of Stock may be issued for grants of Restricted Stock or Restricted Stock Units.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.  No fractional shares of Stock will be delivered under the Plan.  To the extent consistent with the requirements of Section 422 of the Code, and with other applicable legal requirements (including applicable NASDAQ or stock exchange requirements), Stock issued under option grants, restricted stock grants, or restricted stock unit grants of an acquired company that are assumed in connection with the acquisition, or under Stock Options, Restricted Stock, or Restricted Stock Units issued in substitution for options, restricted stock, or restricted stock units of an acquired-company, shall not reduce the number of shares available for issuance under the Plan.

(b)  Section 162(m) Limits.  The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year will be 2,000,000.

4.              ELIGIBILITY AND PARTICIPATION

All employees and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not be eligible, are eligible to be Participants in the Plan.  Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.  The Administrator, in its sole discretion, shall determine from the group of eligible persons whether an individual shall be a Participant under the Plan.  Any grant made under the Plan shall be made in the sole discretion of the Administrator and no prior grant shall entitle a person to any future grant.

5.              RULES APPLICABLE TO AWARDS

(a)   Documentation.  Each Award granted under the Plan shall be evidenced by a writing specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(b)   Transferability.  In the discretion of the Administrator, any Award may be made transferable upon such terms and conditions and to such extent as the Administrator determines, provided that ISOs may not be transferred other than by will or by the laws of descent and distribution.  Any non-transferable Stock Option requiring exercise, including any ISO, may be exercised only by the Participant during the Participant’s lifetime.  The Administrator may in its discretion, other than in the case of Stock Options intended to continue to qualify as ISOs, waive any restriction on transferability.

(c)   Vesting; Exercisability.   The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option will remain exercisable during or following termination of Employment and the payment terms of any Restricted Stock Unit.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of, or payment under, an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration; provided, that the Administrator’s discretion shall not be exercised, in the case of an Award providing for “nonqualified deferred compensation” subject to Section 409A, in a manner inconsistent with the requirements of Section 409A.

(d)   Taxes.  The Participant shall pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in respect of the grant, vesting or exercise of any Award or the delivery of stock or other property under any Award, in each case no later than the date of the event creating the tax liability.  The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise.

(e)   Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Restricted Stock, Restricted Stock Units, or Stock subject to a Stock Option.  Any such arrangement for the payment of amounts in lieu of dividends or other distributions shall be established and administered consistent with exemption from, or compliance with, the requirements of Section 409A.

(f)    Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan.  In no event shall the Plan, or any grant made under the Plan, form a part of an employee’s or consultant’s contract of employment or service, if any.  The loss of existing or potential profit in any Award will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(g)   Non-U.S. Awards.  Awards may be granted under the Plan to any eligible person regardless of the jurisdiction in which he or she works or resides.  In order to comply with the laws in other countries in which the Company operates, the Administrator, in its sole discretion, shall have the power and authority to:

(i)  Establish one or more separate sub-plans or programs under the Plan for the grant of Awards to eligible persons in a specified jurisdiction or jurisdictions;

(ii)  Include in any such sub-plan or program such special rules as it determines to be necessary or advisable; and

(iii)  Take any action, before or after an Award grant is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Administrator may not take any actions hereunder, and no Award shall be granted, that would violate applicable law.

(h)   Exercise Price of Stock Option.  The exercise price of a Stock Option will not be less than 100% of the Fair Market Value of the Stock on the date of grant.  Once granted, no Stock Option may be repriced (as that term is used under applicable NASDAQ or stock exchange rules) without shareholder approval.

(i)    Time and Manner of Exercise of Stock Option.  Unless the Administrator expressly provides otherwise, a Stock Option will not be deemed to have been exercised until the Company receives a notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by payment of the exercise price.  If the Stock Option is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Stock Option has the right to do so.  All Stock Options granted pursuant to the Plan shall terminate if not exercised within ten years of the date of grant, or such earlier date as the Administrator may determine.

(j)    Payment of Stock Option.  No shares shall be delivered pursuant to any exercise of a Stock Option until payment in full of the exercise price therefor is received by the Company.  Such payment may be made in whole or in part in cash or, to the extent permitted by the Administrator at or after the grant of the Stock Option, in shares of Stock owned by the Participant (which shares must be owned for at least six months) valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including use of a broker-assisted exercise program or similar program, as the Administrator may determine.  The delivery of shares in payment of the exercise price may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(k)   Grants of Restricted Stock and Restricted Stock Units. Grants of Restricted Stock and Restricted Stock Units may be made in exchange for such lawful consideration, including services, as the Administrator determines.

(l)    Compliance with Section 409A.  Awards under the Plan shall be construed and administered consistent with exemption from, or compliance with, the requirements of Section 409A.  Notwithstanding any provision of Section 8 to the contrary, the Administrator may amend the Plan and/or any Award to satisfy the requirements of Section 409A, including the requirements for exemption from Section 409A.

6.              EFFECT OF CERTAIN TRANSACTIONS

(a)   Covered Transactions.  Except as otherwise provided under the terms of an Award grant, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines.  In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each Stock Option will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Restricted Stock Unit will be accelerated and such shares will be issued, prior to the Covered Transaction, in each case on a basis that gives the holder of the Stock Option or the Restricted Stock Unit a reasonable opportunity, as determined by the Administrator, following exercise of the Stock Option or the issuance of shares, as the case may be, to participate as a shareholder in the Covered Transaction, and the Stock Option will terminate upon consummation of the Covered Transaction.  Any shares of Stock issued pursuant to the preceding sentence in satisfaction of a grant of Restricted Stock Units may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting condition to which the grant of Restricted Stock Units was subject.  In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

Without limiting the general scope of the Administrator’s discretionary authority under the Plan, the Administrator may provide, as to some or all Awards, if any, that in the event of a Change in Control of the Company, whether or not such Change in Control is also a Covered Transaction, the vesting and exercisability, if applicable, of, or the payment of benefits under, such Award will be accelerated on such terms as the Administrator determines.

(b)   Distributions; Changes in Capital Stock; Basic Adjustment Provisions. In the event of a stock dividend, stock split (including reverse stock split) or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 3(a) that may be delivered under the Plan, to the maximum number of shares specified in Section 3(a) that may be issued upon the exercise of ISOs, to the maximum number of shares specified in Section 3(a) that may be issued upon exercise of NSOs, and to the maximum share limits described in Section 3(b).  The Administrator will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Stock Options and any other provision of Awards affected by such change.

(c)   Certain Other Adjustments.  To the extent consistent with qualification of ISOs under Section 422 of the Code, with the performance-based compensation rules of Section 162(m), where applicable, and with the requirements of (including the requirements for exemption under) Section 409A, the Administrator may also make adjustments of the type above to take into account distributions to shareholders other than those provided for in Section 6(a), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Award grants made hereunder.

(d)   Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 6.

7.              LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the grant have been satisfied or waived.  If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Stock Option or receipt of the Restricted Stock or Restricted Stock Unit, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act.  The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

8.              AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely a Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of grant.  Amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable NASDAQ or stock exchange requirements), as determined by the Administrator.  Notwithstanding the foregoing, the Company shall submit for shareholder approval any amendment to the Plan (other than an amendment or adjustment pursuant to Section 6) that would: (a) increase the maximum number of shares for which Stock Options, Restricted Stock, or Restricted Stock Units may be granted under the Plan; (b) reduce the price at which a Stock Option may be granted below the price provided for in Section 5(h); (c) reduce the exercise price of outstanding Stock Options; or (d) increase the limits set forth in Section 3.

9.              OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to grants made under the Plan.

10.       DEFINITIONS

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: has the meaning set forth in Section 2.

“Affiliate”:  Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”:  a Stock Option, Restricted Stock Unit, or award of Restricted Stock.

“Board”:  The Board of Directors of the Company.

“Change in Control”:  A change in ownership or control of the Company or a change in the ownership of a substantial portion of the Company’s assets, determined in accordance with such rules, if any, as may be established by the Administrator.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”:  The Compensation Committee of the Board.

“Company”:  Genzyme Corporation.

“Covered Employees”:  A “covered employee” within the meaning of Section 162(m).

“Covered Transaction”:  Any of (i) a consolidation, merger, or similar transaction or series of related transactions  in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.  Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates.  Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 4 to the Company or its Affiliates.   If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended, as from time to time further amended and in effect, or any successor statute as from time to time in effect.

“Fair Market Value”:  The fair market value as determined by the Compensation Committee in good faith, or in the manner established by the Compensation Committee in good faith, from time to time.

“ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.  Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”:  A Stock Option that is not an ISO.

“Participant”:  A person who is granted an Award under the Plan.

“Plan”:  The Genzyme Corporation 2004 Equity Incentive Plan as from time to time amended and in effect.

“Reporting Person”:  A person subject to the reporting requirements of Section 16 of the Exchange Act.

“Restricted Stock”:  An award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”:  An unfunded and unsecured promise to deliver Stock in the future, subject to the satisfaction of specified performance or other vesting conditions.

“Section 162(m)”:  Section 162(m) of the Code.

“Section 409A”:  Section 409A of the Code.

“Stock”:  Common Stock of the Company, par value $.01 per share.

“Stock Option”:  An option entitling the recipient to acquire shares of Stock upon payment of the exercise price.

Adopted by Board of Directors February 26, 2004

Approved by Shareholders May 27, 2004

Amended by Board of Directors May 27, 2004

Amended by Board of Directors October 7, 2004

Amended by Board of Directors March 14, 2005

Amended by Board of Directors May 26, 2005

Approved by Shareholders May 26, 2005

Amended by Board of Directors March 1, 2006

Approved by Shareholders May 25, 2006

Adopted by Board of Directors February 28, 2007

Approved by Shareholders May 24, 2007